Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:

Lori M. Milovich	David W. Carlson
Director, Public &	Executive Vice President &
Investor Relations	Chief Financial Officer
GameStop Corp.	GameStop Corp.
(817) 424-2130	(817) 424-2130

GameStop Corp. Sales Up 13%

Video Game Software Sales Increase 17%

Second Quarter EPS Grows 18% to $0.13 at High End of
Projected Range

Grapevine, TX (August 17, 2004) – GameStop Corp. (NYSE: GME), the nation’s largest video game and entertainment software specialty retailer, today reported sales and earnings for the second quarter ended July 31, 2004.

GameStop sales increased 13% to $345.6 million in the second quarter of 2004, compared with $305.7 million in the prior year quarter. Video game software sales were strong, growing 17%, with leading titles such as “NCAA Football 2005” from Electronic Arts, Inc., “Spider-Man 2” from Activision, Inc., and “ESPN NFL 2K5” from Sega of America and Take-Two Interactive, Inc. Comparable store sales declined by 2.4%, in line with expectations.

Net earnings for the second quarter increased to $7.7 million, compared with net earnings of $6.6 million in the prior year quarter. Diluted earnings per share increased 18%, to $0.13 per diluted share, as compared to $0.11 per diluted share in the prior year quarter.

New store sales performance exceeded our expectations, and we opened 77 stores during the quarter, bringing the total number of new stores opened so far this year to 180.

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August 17, 2004

“We are pleased with our second quarter results, and are particularly happy about our earnings being at the high end of our projected range. In addition, as NPD data indicates, GameStop again continued to gain market share,” said R. Richard Fontaine, Chairman and Chief Executive Officer. “We experienced strong hardware sales at the beginning of the second quarter due to price cuts on the Microsoft Xbox and Sony PlayStation 2 systems, and our in-store promotional activities; however, unanticipated hardware shortages in late June and July on the PlayStation 2, and to a lesser extent, Xbox, impacted the momentum that we had built earlier in the quarter. We are also very pleased with our continued margin growth and our overall software sales increase of 17%, particularly as we were up against very challenging software comparisons in the prior year’s quarter.”

Fontaine continued, “We believe we are well positioned to fully maximize the potential of the release of several very strong titles for the third and fourth quarters, which perhaps could be the most robust software line-up in the last five years.”

During the second quarter, GameStop completed its previously announced $50.0 million stock buy-back program, acquiring approximately 959,000 shares for $15.0 million at an average price of $15.64 per share.

Guidance for the third quarter assumes comparable store sales will range from +4.0% to +6.0%, with earnings per diluted share between $0.20 and $0.21. We continue to believe that full-year 2004 earnings per diluted share will range from $1.20 to $1.24.

A conference call with GameStop Corp.’s management will be simulcast on the Web at (http://www.gamestop.com) beginning at 11:00 AM ET on August 17, 2004, and will be accessible at (http://www.gamestop.com/investor-relations), where it will be archived until September 1, 2004.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME) is the nation’s largest video game and entertainment software specialty retailer, based on the number of U.S. stores and U.S. revenues. The company operates 1,676 retail stores throughout 49 states, the District of Columbia, Puerto Rico and Ireland, primarily under the GameStop(R) brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer(R) magazine, a leading video and computer game publication.

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August 17, 2004

GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft, and is also the industry’s largest reseller of used video games. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

Barnes and Noble, Inc. (NYSE: BKS), the world’s largest bookseller, has approximately a 65 percent interest in GameStop. General information on GameStop Corp. can be obtained via the Internet by visiting the company’s corporate Website: http://www.gamestop.com/investor-relations/

SAFE HARBOR

This press release (including the attached schedules) contains “forward-looking statements.” GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, seasonality, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, possible disruptions or delays in successfully transferring the company’s headquarters and distribution center to a new facility during 2004 and 2005, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company’s control. In addition, the video game industry has historically been cyclical in nature and dependent upon the introduction of new generation systems and related interactive software. Please refer to the company’s reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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GameStop Corp.	Page 4
August 17, 2004

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	July 31, 2004	August 2, 2003
Sales	$345,593	$305,674
Cost of sales	238,386	216,691

Gross profit	107,207	88,983
Selling, general and administrative expenses	85,965	71,262
Depreciation and amortization	8,697	6,872

Operating earnings	12,545	10,849
Interest expense (income), net	(194)	(207)

Earnings before income tax expense	12,739	11,056
Income tax expense	5,067	4,450

Net earnings	$7,672	$6,606

Earnings per common share:
Basic	$0.14	$0.12
Diluted	$0.13	$0.11
Weighted average common shares outstanding:
Basic	56,620	56,764
Diluted	59,533	60,193

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August 17, 2004

Percentage of sales:

Sales	100.0%	100.0%
Cost of sales	69.0%	70.9%

Gross profit	31.0%	29.1%
SG&A expenses	24.9%	23.3%
Depreciation and amortization	2.5%	2.2%

Operating earnings	3.6%	3.6%
Interest expense (income), net	(0.1)%	—

Earnings before income tax expense	3.7%	3.6%
Income tax expense	1.5%	1.4%

Net earnings	2.2%	2.2%

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August 17, 2004

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	26 weeks	26 weeks
	ended	ended
	July 31, 2004	August 2, 2003
Sales	$717,329	$627,415
Cost of sales	504,582	452,991

Gross profit	212,747	174,424
Selling, general and administrative expenses	172,591	139,797
Depreciation and amortization	16,841	13,089

Operating earnings	23,315	21,538
Interest expense (income), net	(347)	(586)

Earnings before income tax expense	23,662	22,124
Income tax expense	9,312	8,907

Net earnings	$14,350	$13,217

Earnings per common share:
Basic	$0.25	$0.23
Diluted	$0.24	$0.22
Weighted average common shares outstanding:
Basic	56,805	56,924
Diluted	59,832	60,215

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August 17, 2004

Percentage of sales:

Sales	100.0%	100.0%
Cost of sales	70.3%	72.2%

Gross profit	29.7%	27.8%
SG&A expenses	24.1%	22.3%
Depreciation and amortization	2.3%	2.1%

Operating earnings	3.3%	3.4%
Interest expense (income), net	—	(0.1)%

Earnings before income tax expense	3.3%	3.5%
Income tax expense	1.3%	1.4%

Net earnings	2.0%	2.1%

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August 17, 2004

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	July 31, 2004	August 2, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$159,748	$144,147
Receivables, net	6,547	6,213
Merchandise inventories	184,059	156,374
Prepaid expenses and other current assets	14,628	11,054
Prepaid taxes	11,968	13,818
Deferred taxes	7,661	6,034

Total current assets	384,611	337,640

Property and equipment:
Land	2,000	—
Leasehold improvements	77,042	48,072
Fixtures and equipment	154,557	112,395

	233,599	160,467
Less accumulated depreciation and amortization	100,088	68,802

Net property and equipment	133,511	91,665

Goodwill, net	320,888	320,691
Other noncurrent assets	1,698	1,470

Total assets	$840,708	$751,466

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$130,361	$120,736
Accrued liabilities	89,965	68,452

Total current liabilities	220,326	189,188
Deferred taxes	17,629	5,591
Other long-term liabilities	3,319	3,410

Total liabilities	241,274	198,189

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August 17, 2004

Stockholders’ equity:
Preferred stock - authorized 5,000 shares; no shares issued or outstanding	—	—
Class A common stock - $.001 par value; authorized 300,000 shares; 23,483 and 21,349 shares issued and outstanding, respectively	23	21
Class B common stock - $.001 par value; authorized 100,000 shares; 36,009 shares issued and outstanding	36	36
Additional paid-in-capital	516,813	496,970
Accumulated other comprehensive income (loss)	125	(75)
Retained earnings	132,437	67,837
Treasury stock, at cost, 3,263 and 910 shares, respectively	(50,000)	(11,512)

Total stockholders’ equity	599,434	553,277

Total liabilities and stockholders’ equity	$840,708	$751,466

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August 17, 2004

Schedule I
GameStop Corp.
Retail Sales Mix

	13 weeks	13 weeks
	ended	ended
	July 31, 2004	August 2, 2003
Video Game Hardware	16%	16%
Video Game Software	65%	61%
Video Game Accessories	14%	12%
PC Software	4%	7%
PC Accessories and Other	1%	4%